Exhibit 10.2

HARRY & DAVID HOLDINGS, INC.

BACKSTOP STOCK PURCHASE AGREEMENT

Dated as of March 27, 2011

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	3.7.	Brokers or Finders	14

	3.8.	Proceedings	14

	3.9.	Sufficiency of Funds	15

	3.10.	Arm’s-Length	15

	3.11.	No Side Letters	15

4.	Covenants of the Debtors		15

	4.1.	Agreement Motion and Agreement Order	15

	4.2.	Rights Offering	16

	4.3.	Conditions Precedent	16

	4.4.	Notification	16

	4.5.	Use of Proceeds	16

	4.6.	Access	16

	4.7.	ABL Facility	17

	4.8.	Plan Support Agreement	17

5.	Covenants of the Backstop Providers		17

6.	Conditions to Closing		17

	6.1.	Conditions Precedent to Obligations of the Backstop Providers	17

	6.2.	Conditions Precedent to Obligations of the Company	20

7.	Termination		21

8.	Indemnification		23

9.	Survival of Representations and Warranties		24

10.	Amendments and Waivers		24

11.	Notices, etc.		25

12.	Miscellaneous		26

	12.1.	Assignments	26

	12.2.	Severability	27

	12.3.	Entire Agreement	27

	12.4.	Counterparts	27

	12.5.	Governing Law	27

	12.6.	Submission to Jurisdiction	28

	12.7.	Waiver of Trial by Jury; Waiver of Certain Damages	28

	12.8.	Further Assurances	28

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	12.9.	Specific Performance	28

	12.10.	Headings	29

	12.11.	Interpretation; Rules of Construction	29

	12.12.	Several, Not Joint, Obligations	29

	12.13.	Disclosure	29

	12.14.	No Recourse Party	29

	12.15.	Settlement Discussions	30

	12.16.	No Third Party Beneficiaries	30

13.	Definitions		30

	13.1.	Certain Defined Terms	30

Exhibits

A	Plan Support Agreement

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THIS BACKSTOP STOCK PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, together with any schedules, exhibits and annexes hereto, this “Agreement”) is entered into as of March 27, 2011, by and among (a) Harry & David Holdings, Inc., a Delaware corporation (as in existence on the date hereof, as a debtor-in-possession in the Chapter 11 Cases (as defined below) and as a reorganized debtor, as applicable, the “Company”), (b) Harry and David, an Oregon corporation (“HD”), and each of the other Affiliates (as defined below) of the Company listed on the signature pages hereto under the title “Debtors” (such Affiliates, each as in existence on the date hereof, as a debtor-in-possession in the Chapter 11 Cases and as a reorganized debtor, as applicable, together with the Company, each a “Debtor” and, collectively, the “Debtors”), and (c) each of the undersigned entities and/or their investment advisors, managers, managed funds or accounts, intermediaries or nominees set forth on Schedule 1 hereto (each, a “Backstop Provider” and, collectively, the “Backstop Providers”). Capitalized terms not defined elsewhere in this Agreement have the meanings set forth in Section 13.1 hereof.

RECITALS

WHEREAS, the Debtors intend to restructure, in accordance with the terms of that certain Support Agreement dated March 27, 2011, a copy of which is attached hereto as Exhibit A (the “Plan Support Agreement”) and the plan term sheet attached thereto (the “Plan Term Sheet”), pursuant to a plan of reorganization under Chapter 11 of the Bankruptcy Code, which plan of reorganization shall be consistent with the terms of the Plan Support Agreement and the Plan Term Sheet (the “Plan”), and which will be filed by the Debtors in connection with contemplated voluntary filings (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, pursuant to (and subject to the terms and conditions set forth in) the Plan, each eligible holder of an allowed general unsecured claim against the Debtors, and each eligible holder of the Senior Floating Rate Notes due 2012 and/or 9.0% Senior Notes due 2013 issued by HD, in each case, that is an accredited investor or qualified institutional buyer, as such terms are defined in Rules 501 and 144A promulgated under the Securities Act, respectively (such holders, the “Rights Offering Participants”), will be issued non-transferable subscription rights (“Subscription Rights”) to purchase (the “Rights Offering”), on a pro rata basis, based upon the amount of their respective pre-petition allowed general unsecured claims, up to $55 million in New Common Stock (the “Rights Offering Shares”); and

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, each of the Backstop Providers, severally and not jointly, has agreed to purchase on the Effective Date, at the Exercise Price, the Rights Offering Shares that have not been subscribed for by the Rights Offering Participants (the “Available Shares”) in an amount equal to such Backstop Provider’s Backstop Commitment Amount.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Debtors and the Backstop Providers agree as follows:

1. Rights Offering and Backstop.

1.1. The Rights Offering.

(a) On the terms and subject to the conditions set forth herein, the Company will commence the Rights Offering contemporaneously with, and as part of, the solicitation process for the Plan, and in any event no later than five (5) days after entry of an order of the Bankruptcy Court approving the Disclosure Statement. The Rights Offering shall be conducted by the Company and consummated on the terms, subject to the conditions and in accordance with the procedures filed with the Bankruptcy Court related to the Rights Offering, in connection with the solicitation of the Disclosure Statement or otherwise, in each case, in form and substance reasonably satisfactory to the Requisite Backstop Providers (the “Rights Offering Procedures”) and otherwise on the terms and subject to the conditions set forth in this Agreement.

(b) Following the Rights Offering Deadline and prior to the issuance of New Common Stock to the Rights Offering Participants that have validly exercised their Subscription Rights and prior to the allocation of Available Shares to the Backstop Providers, the Backstop Commitment Amounts for each Backstop Provider shall be adjusted in the following amounts:

(i) First, an amount equal to the Rights Offering Proceeds shall be allocated as a reduction of the Backstop Oversubscription Amount listed on Schedule 1 on a pro rata basis for each Backstop Provider in accordance with their respective Backstop Oversubscription Amounts until all Backstop Oversubscription Amounts, as adjusted, equal $0;

(ii) Second, if the Rights Offering Proceeds exceed the aggregate of the Backstop Oversubscription Amounts for all Backstop Providers as of immediately prior to the application of this Section 1.1(b) (the “Aggregate Oversubscription Amount”), the amount of such excess shall be allocated on a pro rata basis as a reduction of the Backstop Pro Rata Amount listed on Schedule 1 for each Backstop Provider in accordance with their respective Backstop Pro Rata Amounts; and

(iii) Third, if, after giving effect to the adjustments in Sections (b)(i) and (ii) above, any Backstop Provider’s (x) so adjusted Backstop Commitment Amount plus (y) the amount of aggregate Exercise Price paid by it in the Rights Offering (pursuant to a valid subscription for Rights Offering Shares in the Rights Offering on or prior to the Rights Offering Deadline in accordance with the Rights Offering Procedures) would exceed its unadjusted Backstop Commitment Amount (i.e., the amount listed on Schedule 1), then such Backstop Provider’s Backstop Commitment Amount will be further reduced such that there is no excess, and the amount of such reduction will be re-allocated in accordance with
Sections (b)(i) and (ii) for all other Backstop Providers that have not reached their respective Backstop Commitment Amounts.

(c) Following the adjustments made pursuant to Section 1.1(b), the remaining Backstop Commitment Amounts shall be applied to the purchase of the Available Shares as described herein. Upon calculation of the Rights Offering Proceeds, the Company, in consultation with the Backstop Providers, shall prepare and deliver a notice to the Backstop Providers containing the aggregate number of shares of New Common Stock that the Backstop Providers will be required to purchase hereunder (the “Aggregate Backstop Commitment Shares”).

(d) As soon as practicable after the Rights Offering Deadline and, in any event, no later than seven (7) Business Days following the Rights Offering Deadline, the Company shall provide each of the Backstop Providers with written notice (the “Purchase Notice”) specifying (i) the total amount of Rights Offering Proceeds received, (ii) the updated Backstop Oversubscription Amounts, Backstop Pro Rata Amounts and Backstop Commitment Amounts as updated pursuant to Section 1.1(b) hereof after giving effect to the Rights Offering Proceeds received, (iii) the number of Aggregate Backstop Commitment Shares, and (iv) the calculations supporting the foregoing.

1.2. Backstop Commitment.

(a) On the terms, subject to the conditions, and in reliance on the representations and warranties set forth in this Agreement, each of the Backstop Providers hereby agrees, severally and not jointly, to purchase on the Effective Date, a number of shares of New Common Stock at the Exercise Price equal to such Backstop Provider’s Backstop Commitment Amount. The Backstop Commitments of the Backstop Providers are several, not joint, obligations of the Backstop Providers, such that no Backstop Provider shall be liable or otherwise responsible for the Backstop Commitment of any other Backstop Provider. The shares of New Common Stock that each of the Backstop Providers is required to purchase pursuant to this Agreement (after giving effect to any adjustment pursuant to Section 1.1) are referred to herein as such Backstop Provider’s “Backstop Commitment Shares”.

(b) On or prior to the Backstop Funding Deadline, each Backstop Provider shall pay its Backstop Commitment Amount to the Subscription Agent, who shall also act as escrow agent, and deposit such funds in an escrow account approved by counsel to the Company and the Backstop Providers, respectively (the “Escrow Account”). Each Backstop Provider shall be deemed to have satisfied its obligation to pay the Backstop Commitment Amount by submitting documentation to the Subscription Agent (the “Exchange Documentation”), in form and substance reasonably satisfactory to the Requisite Backstop Providers, the Company and the Subscription Agent, pursuant to which such Backstop Provider shall agree to exchange the principal amount of any Junior DIP Loans held by such Backstop Provider into a number of shares of New Common Stock (such principal amount, the “Conversion Amount”) equal to the Conversion Amount divided by the Exercise Price. To the extent any Backstop Provider’s Conversion Amount is less than its respective Backstop Commitment Amount, such Backstop Provider shall deposit an amount of cash into the Escrow Account equal to the difference between the Conversion Amount and such Backstop Provider’s Backstop Commitment Amount on or prior to the Backstop Funding Deadline.

(c) In the event that a Backstop Provider defaults on its obligation to pay its Backstop Commitment Amount by the Backstop Funding Deadline pursuant to Section 1.2(b) hereof (a “Backstop Default,” and each such defaulting Backstop Provider, a “Defaulting Backstop Provider”), then each Backstop Provider that is not a Defaulting Backstop Provider (each, a “Non-Defaulting Backstop Provider”) shall have the right (the “Default Purchase Right”), but not the obligation, to commit to purchase, at the aggregate Exercise Price therefor, up to its Adjusted Commitment Percentage of all Backstop Commitment Shares otherwise required to be purchased by the Defaulting Backstop Provider pursuant to Section 1.2(a) hereof but with respect to which such Defaulting Backstop Provider did not satisfy its obligations to pay in accordance with Section 1.2(b) hereof. As soon as practicable after a Backstop Default, the Company shall notify each Non-Defaulting Backstop Provider, specifying (i) the number of Backstop Commitment Shares subject to the Backstop Default (the “Default Shares”) and (ii) the maximum number of Default Shares such Non-Defaulting Backstop Provider is entitled to commit to purchase (determined in accordance with the first sentence of this Section 1.2(c)). Each Non-Defaulting Backstop Provider will have two (2) Business Days following receipt of such notice to elect to exercise its Default Purchase Right by notifying the Company in writing of such Non-Defaulting Backstop Provider’s election and by specifying the maximum number of Default Shares that it is electing to commit to purchase (up to the maximum number of Default Shares such Non-Defaulting Backstop Provider is entitled to commit to purchase pursuant to the first sentence of this Section 1.2(c)). If, within such two (2) Business Day period, any Non-Defaulting Backstop Provider wishes to commit to purchase less than the maximum number of Default Shares such Non-Defaulting Backstop Provider is entitled to commit to purchase pursuant to the first sentence of this Section 1.2(c), then the right to purchase the Default Shares that such Non-Defaulting Backstop Provider does not elect to commit to purchase shall be allocated among the Non-Defaulting Backstop Providers who elect to commit to purchase such Default Shares on a pro rata basis based on the respective Adjusted Commitment Percentages of such Non-Defaulting Backstop Providers (such allocation and commitment to purchase to be made by utilizing the same procedures set forth in the two immediately preceding sentences). If the remaining Non-Defaulting Backstop Providers do not elect to commit to purchase all of the remaining Default Shares, the Company may, and the Non-Defaulting Backstop Providers may, but shall not be obligated to, arrange for one or more third parties to become a Non-Defaulting Backstop Provider hereunder (each such party, a “Third Party Backstop Provider”), to execute this Agreement, and to purchase such Default Shares at the Exercise Price. Each Non-Defaulting Backstop Provider hereby agrees, severally and not jointly, to deposit into the Escrow Account an amount equal to the product of (x) the Exercise Price and (y) the Default Shares that each of the Non-Defaulting Backstop Providers commits to purchase in accordance with this Section 1.2(c), no later than one (1) Business Day after the day that all Default Shares are subscribed for by the Non-Defaulting Backstop Providers or the Non-Defaulting Backstop Providers do not elect to subscribe for additional Default Shares. The Default Shares with respect to which each of the Backstop Providers deposits funds into the Escrow Account pursuant to this Section 1.2(c), together with its Backstop Commitment Shares, are referred to as such Backstop Provider’s “Backstop Shares”. Each Backstop Provider agrees that, automatically and through no further action of any party hereto or to any agreement or document governing the Junior DIP Facility, any Junior DIP Loans held as of the Backstop Funding Deadline by a Defaulting Backstop Provider whose Default Shares are not purchased by Non-Defaulting Backstop Providers or Third Party Backstop Providers pursuant to this Section 1.2(c) shall nonetheless be converted on the Effective Date into a number of shares of New Common Stock equal to the lesser of (i) the principal amount of such Junior DIP Loans held by such Backstop Provider as of the Backstop Funding Deadline divided by the Exercise Price and (ii) the number of such Default Shares.

(d) The closing of the purchase and sale of Backstop Shares and the Commitment Fee Shares hereunder (the “Closing”) will occur at 10:00 a.m., New York City time, on the Effective Date and shall occur simultaneously with the closing of the purchase and sale of the Rights Offering Shares. At the Closing, (i) the Subscription Agent shall distribute the funds held in the Escrow Account and deliver the Exchange Documentation to the Company and each Backstop Provider in accordance with the instructions provided by the Debtors to the Subscription Agent no later than two (2) Business Days prior to the Effective Date, and (ii) the Company shall deliver to each Backstop Provider (A) a certificate or certificates duly executed on behalf of the Company registered in the name of such Backstop Provider (or its designee) representing the number of Backstop Shares and Commitment Fee Shares to be issued to such Backstop Provider by the Company pursuant to this Agreement, and (B) such other certificates, agreements, documents or instruments required by it to be delivered to such Backstop Provider pursuant to Section 6.1 hereof. The agreements, instruments, certificates and other documents to be delivered on the Effective Date by or on behalf of the Company will be delivered to the Backstop Providers at the offices of Jones Day, 77 West Wacker, Chicago, Illinois 60601-1692.

(e) Anything in this Agreement to the contrary notwithstanding (but without limiting the provisions of Section 12.1 hereof), any Backstop Provider, in its sole discretion, may designate in writing at least two (2) Business Days prior to the Effective Date that some or all of its Backstop Shares or Commitment Fee Shares be issued in the name of, and delivered to, one or more of its controlled Affiliates or Related Funds.

1.3. Commitment Fee Shares. The Debtors and the Backstop Providers hereby acknowledge and agree that, in consideration for the performance by the Backstop Providers of their Backstop Commitments, the Debtors will deliver to the Backstop Providers (other than any Defaulting Backstop Providers) on the Effective Date fifty thousand (50,000) shares of New Common Stock (the “Commitment Fee Shares”). The Commitment Fee Shares shall become payable to the Backstop Providers only upon completion of the Rights Offering and, if necessary, the purchase of Rights Offering Shares by the Backstop Providers pursuant to their obligations hereunder. The Commitment Fee Shares shall be allocated and issued to such Backstop Providers and Third Party Backstop Providers, as applicable, on a pro rata basis (based on their Backstop Commitment Amounts on the Execution Date, after adjustments to reallocate Commitment Fee Shares otherwise payable to Defaulting Backstop Providers to the Non-Defaulting Backstop Providers and the Third Party Backstop Providers).

1.4. Transaction Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated and except as set forth in Section 1.4(b) below, the Debtors hereby agree to reimburse or pay, as the case may be, the Transaction Expenses, payable as follows: (i) all accrued and unpaid Transaction Expenses incurred up to (and including) the last Business Day prior to the date that this Agreement is duly executed and delivered by the parties hereto (the “Execution Date”), shall be paid in full on or prior to the Execution Date against receipt of reasonably detailed invoices of amounts accrued, (ii) all accrued and unpaid Transaction

Expenses incurred after the last Business Day prior to Execution Date and prior to the Petition Date shall be paid on a regular and continuing basis promptly (but in any event within two (2) Business Days) against receipt of reasonably detailed invoices of amounts accrued, (iii) all accrued and unpaid Transaction Expenses incurred on or after the Petition Date and up (and including) to the date of the entry by the Bankruptcy Court of the Agreement Order shall be paid in full within two (2) Business Days of the date of the entry by the Bankruptcy Court of the Agreement Order against receipt of reasonably detailed invoices of amounts accrued, (iv) all accrued and unpaid Transaction Expenses incurred after the date of the entry by the Bankruptcy Court of the Agreement Order and up to (and including) the Effective Date shall be paid on a regular and continuing basis promptly (but in any event within five (5) Business Days) against receipt of reasonably detailed invoices of amounts accrued, without any requirement for Bankruptcy Court review or further Bankruptcy Court order, and (v) upon termination of this Agreement, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of such termination shall be paid in full promptly (but in any event within five (5) Business Days) against receipt of reasonably detailed invoices of amounts accrued, without any requirement of Bankruptcy Court review or further Bankruptcy Court order; provided, however, that the payment of the Transaction Expenses under the circumstances set forth in clauses (iii), (iv) and (after the Petition Date) (v) above shall be subject to the terms of the Agreement Order. All Transaction Expenses of a Backstop Provider shall be paid to such Backstop Provider (or its designee) by wire transfer of immediately available funds to the account(s) specified by such Backstop Provider. The Company agrees that, and will use its reasonable best efforts to obtain an order from the Bankruptcy Court determining that, the Transaction Expenses constitute allowed administrative expenses against the Debtors’ estates under the Bankruptcy Code. The terms set forth in this Section 1.4 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The obligations set forth in this Section 1.4 are in addition to, and do not limit, the Debtors’ obligations under Sections 1.5 and 8 hereof. Notwithstanding anything contained in this Agreement to the contrary, any invoices for Transaction Expenses described in this Section 1.4 may be redacted to preserve attorney-client privilege.

(b) Notwithstanding anything to the contrary contained herein, in the event that (i) the transactions contemplated by this Agreement are not consummated as a result of the material breach of any provision of this Agreement by a Backstop Provider or (ii) any Backstop Provider is a Defaulting Backstop Provider, the Transaction Expenses incurred by, but not yet reimbursed to, such Backstop Provider shall not be reimbursable pursuant to this Section 1.4; provided, however, that this Section 1.4(b) shall not limit any obligation of the Debtors to reimburse Transaction Expenses incurred by Representatives of the Backstop Providers representing the Backstop Providers as a group.

1.5. Break-Up Fee. The Debtors hereby acknowledge and agree that the Backstop Providers have expended, and will continue to expend, considerable time and expense in connection with this Agreement and the negotiation hereof, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Debtors’ estates, and that the Backstop Providers have made a substantial contribution to the Debtors and their estates. If (a) a Competing Transaction Event occurs prior to the Closing, (b) an order, in form and substance reasonably satisfactory to Requisite Backstop Providers, confirming the Plan is not entered by the Bankruptcy Court on or before September 12, 2011, (c) the Effective Date has not occurred by the earlier of (i) October 1, 2011 and (ii) the fifteenth (15th) calendar day following the entry of an order confirming the Plan, in each case unless the order confirming the Plan has not become a Final Order prior to such date, or (d) the Debtors terminate this Agreement pursuant to the exercise of the Fiduciary Out (any of the events described in clauses (a) through (d), so long as no such event is caused by a breach of this Agreement by the Backstop Providers, a “Triggering Event”), at any time prior to the termination of this Agreement and the Backstop Commitments in accordance with the terms hereof (including a termination on account of the occurrence of the Termination Date), then the Debtors will pay to the Non-Defaulting Backstop Providers, within five (5) Business Days of the Triggering Event, a cash fee in the aggregate amount of $1,100,000 (the “Break-Up Fee”). The Debtors will not be required to pay the Break-Up Fee if (i) this Agreement and the Backstop Commitments are not terminated and (ii) the transactions contemplated by this Agreement, the Plan Support Agreement and the Term Sheets are consummated in accordance with their terms. The Break-Up Fee (A) shall be deemed earned in full on the date of the occurrence of the Triggering Event, (B) shall be paid to the Non-Defaulting Backstop Providers on a pro rata basis (based on their respective Backstop Commitment Amounts on the Execution Date), and (C) shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim. The terms set forth in this Section 1.5 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The parties acknowledge that the agreements contained in this Section 1.5 are an integral part of the transactions contemplated by this Agreement, are actually necessary to preserve the value of the Debtors’ estates and constitute liquidated damages and not a penalty, and that, without these agreements, the Backstop Providers would not have entered into this Agreement. The Break-Up Fee shall be payable without Bankruptcy Court review or further Bankruptcy Court order. The Break-Up Fee constitutes an allowed administrative expense against the Debtors’ estates under the Bankruptcy Code. The obligations set forth in this Section 1.5 are in addition to, and do not limit, the Debtors’ obligations under Sections 1.4 and 8 hereof.

2. Representations and Warranties of the Debtors. Except as disclosed in the Annual Report on Form 10-K of the Company for the fiscal year ended June 26, 2010 or in any document filed or furnished by the Company with the Commission after the date of such report and publicly available prior to the date of this Agreement, the Debtors hereby, jointly and severally, represent and warrant to the Backstop Providers as set forth below. Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date hereof and as of the Effective Date:

2.1. Organization of the Debtors. Each Debtor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware or Oregon, as applicable, and has the requisite corporate power and authority to conduct its business as it is now conducted. Each Debtor is duly qualified or registered to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.2. Authority; No Conflict.

(a) Each Debtor (i) has the requisite corporate power and authority (A) to enter into, execute and deliver this Agreement, and (B) subject to the entry by the Bankruptcy Court of the Agreement Order and the Confirmation Order, to perform and consummate the transactions contemplated by this Agreement, and (ii) has taken all necessary corporate action required for (x) the due authorization, execution and delivery of this Agreement, and (y) the performance and consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Debtor. Subject to the entry of the Agreement Order and assuming the due execution and delivery of this Agreement by, and enforceability of this Agreement against, the Backstop Providers, this Agreement constitutes the legal, valid and binding obligation of each Debtor, enforceable against such Debtor in accordance with its terms.

(b) Neither the execution and delivery by the Debtors of this Agreement nor the performance or consummation by the Debtors of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of any Debtor;

(ii) contravene, conflict with or result in a violation of any existing Law or Order as in effect on the date of this Agreement and/or as in effect on the Effective Date to which any Debtor or any of its Subsidiaries, or any of the properties, assets, rights or interests owned or used by any Debtor or any of its Subsidiaries, may be subject;

(iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Contract to which any Debtor or any of its Subsidiaries is a party or which any Debtor’s or any of its Subsidiaries’ properties, assets, rights or interests are bound as in effect on the date of this Agreement and/or as in effect on the Effective Date; or

(iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets, properties, rights, interests or businesses owned or used by any Debtor or any of its Subsidiaries that will not be released and discharged pursuant to the Plan;

except, in the case of clauses (ii), (iii) and (iv) above, where such occurrence, event or result (x) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (y) arises as a result of the filing of the Chapter 11 Cases or the discharge or compromise of claims as a result thereof.

(c) Subject to the Approvals, none of the Debtors will be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement, or the performance or consummation of any of the transactions contemplated by this Agreement, except any of the foregoing that are required to be given, made or obtained under Law in connection with the Chapter 11 Cases and except in any such case where the failure to give such notice, make such filing or obtain such Consent would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.3. Proceedings. There are no pending, outstanding or, to the knowledge of the Debtors, threatened Proceedings to which any Debtor or any of its Subsidiaries is a party or to which any properties, assets, rights or interests of any of them are subject, except for (a) following the Petition Date, claims of creditors or parties in interest in the Chapter 11 Cases and (b) Proceedings that if adversely determined to such Debtor or any of its Subsidiaries would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.4. Brokers or Finders. Except for obligations to Rothschild Inc. and Alvarez & Marsal, neither any Debtor, any of its Subsidiaries nor any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the Plan or any of the transactions contemplated under this Agreement or the Plan.

2.5. Exemption from Registration. Assuming the accuracy of the Backstop Providers’ representations set forth in Section 3 hereof and assuming the accuracy of all of the representations, warranties and certifications made by all of the Rights Offering Participants in their respective Questionnaires, the issuance of the Backstop Shares and the Commitment Fee Shares will be exempt from the registration and prospectus delivery requirements of the Securities Act.

2.6. Issuance. The Backstop Shares and the Commitment Fee Shares issued and delivered to the Backstop Providers pursuant to this Agreement will be free and clear of all taxes, liens, Encumbrances, pre-emptive rights, rights of first refusal, subscription and similar rights.

2.7. Title to Intellectual Property. The Debtors own or possess adequate rights to use all patents, inventions and discoveries (whether patentable or not), trademarks, service marks, trade names, trade dress, internet domain names, copyrights, published and unpublished works of authorship, and all registrations, recordations and applications of the foregoing and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and licenses related to any of the foregoing (“IP Rights”) owned by or used in the conduct of the businesses of each Debtor and its Subsidiaries (“Debtor IP Rights”), except where the failure to own or possess such rights to (or have licenses related to) any such IP Rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and, to the knowledge of the Debtors, the conduct of the businesses of each Debtor and its Subsidiaries does not infringe or misappropriate in any material respect with any IP Rights of others, and each Debtor and its Subsidiaries have not received any written notice of any claim of infringement or misappropriation of any IP Rights of others where such infringement or misappropriation would reasonably be expected to result in a Material Adverse Effect. The Debtor IP Rights comprise all IP Rights that are necessary to conduct the businesses of each Debtor and its Subsidiaries as such businesses are conducted on the date of this Agreement. Except for such of the foregoing as, individually or in the aggregate, would not reasonably be expected to result in a Material

Adverse Effect, (a) none of the Debtor IP Rights owned by any Debtor and/or any of its Subsidiaries have been adjudged invalid or unenforceable, and the Debtors have maintained all registered patents, trademarks and copyrights in full force and effect and used commercially reasonable efforts to protect all trade secrets, and (b) to the knowledge of the Debtors, no third party has infringed or misappropriated any Debtor IP Right except where such infringement or misappropriation of any such Debtor IP Right would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to any Debtor or any of its Subsidiaries.

2.8. Licenses and Permits.

(a) Each Debtor and its Subsidiaries possess all licenses, certificates, permits, and other authorizations issued by, have made all declarations and filings with, and have given all notices to, the appropriate Governmental Bodies that are necessary or required for the ownership or lease of their respective properties or assets, or the conduct or operation of their respective businesses, as owned, leased, conducted or operated as of the date of this Agreement and as of the Effective Date, except where the failure to possess, make or give any of the foregoing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Neither any Debtor nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit, or authorization, or has any reason to believe that any such license, certificate, permit, or authorization will not be renewed in the ordinary course, or that any such renewal will be materially impeded, delayed, hindered or burdensome to obtain, except to the extent that any of the foregoing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.9. Compliance With Laws. Except as any of the foregoing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Debtor and its Subsidiaries: (a) is in compliance with any and all applicable Laws, including without limitation Environmental Laws; (b) have received and are in compliance with all permits, licenses, approvals or other Consents required of them under applicable Laws, including without limitation Environmental Laws, to conduct their respective businesses as conducted as of the date of this Agreement and as of the Effective Date; and (c) has no knowledge and have not received written notice from any Governmental Body or any third party of (i) any violations of, or liability under, Laws, including without limitation Environmental Laws, with respect to the presence of any hazardous or toxic substances or wastes, pollutants or contaminants at, on, under, or emanating from any of their respective businesses and (ii) any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants at, on, under or emanating from any of their respective currently owned or leased real properties or tangible personal properties, or any of their respective formerly owned, operated or leased assets, or any of their respective divested businesses or predecessors in interest.

2.10. No Unlawful Payments. To the knowledge of the Debtors, neither any Debtor nor any of its Subsidiaries nor any Debtor, any current or former director, officer or management employee of any Debtor or any of its Subsidiaries has, directly or indirectly

(a) offered, paid, delivered or otherwise used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) offered, delivered or made any direct or indirect unlawful payment to any official or employee of a Governmental Body, or (c) offered, delivered, made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.11. Absence of Certain Changes or Events. Since December 25, 2010, and excluding any transactions effected in connection with the Chapter 11 Cases and certain store closures and the withholding of certain lease and vendor payments, (a) each Debtor and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices, (b) there has not been any change with respect to any finance or tax accounting elections, methods, principles or practices of any Debtor or any of its Subsidiaries, and (c) neither any Debtor nor any of its Subsidiaries has incurred any damage, destruction, loss or casualty (not covered by insurance) to its property or assets with a value, individually or in the aggregate, in excess of $100,000. Since December 25, 2010, other than the Chapter 11 Cases, there has not been any Material Adverse Effect.

2.12. Title to Property; Leases. Except as any of the foregoing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and subject to the entry by the Bankruptcy Court of the Confirmation Order, immediately after the Effective Date (after giving effect to the transactions contemplated by the Plan), the Reorganized Debtors will have, good, valid and marketable title to (or, (a) in the case of leased assets or property (including, without limitation, all real property leased by each Debtor or any of its Subsidiaries (the “Leased Real Property”)), a valid and subsisting leasehold interest in, or (b) in the case of real property owned by each Debtor or any of its Subsidiaries (the “Owned Real Property”), good, valid and marketable title to) all assets and properties that, individually or in the aggregate, are material to the conduct of the business of each Debtor and its Subsidiaries as conducted on the date of this Agreement and as of the Effective Date, free and clear of all Encumbrances other than Permitted Encumbrances.

2.13. Financial Statements. Each of (i) the audited consolidated balance sheet of the Company as of June 26, 2010, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the twelve-month period then ended, included in the Annual Report on Form 10-K of the Company for the year ended June 26, 2010 (the “Audited Financial Statements”), and (ii) the condensed consolidated balance sheet of the Company as of December 25, 2010, and the related condensed consolidated statements of operations and cash flows for the six month period then ended, included in the Quarterly Report on Form 10-Q of the Company for the quarter ended December 25, 2010 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), (a) comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the Commission with respect thereto, (b) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as set forth therein and subject, in the case of the Unaudited Financial Statements to normal recurring year-end adjustments (that will not, individually or in the aggregate, be material in amount or effect) and the absence of all required footnotes thereto (that, if presented, would not, individually or in the aggregate, differ materially from those included in the Audited Financial

Statements), and (c) fairly present in all material respects the consolidated financial condition, stockholders’ equity and results of operations and cash flows (as applicable) of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein.

2.14. Exchange Act Documents. The documents filed under the Exchange Act with the Commission prior to the date hereof (the “Exchange Act Documents”), when they became effective or were filed with the Commission, as the case may be, or, if amended prior to the date hereof, when they were so amended, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and none of such Exchange Act Documents, when they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.15. Owned and Leased Real Property. Except as any of the foregoing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, all leases relating to the Leased Real Property are in full force and effect and enforceable by the Debtors in accordance with their respective terms. To the knowledge of the Debtors, none of the buildings or structures situated on or forming part of the Owned Real Property or the Leased Real Property, or the operation or maintenance thereof, encroaches on any property owned by others, other than any such encroachments that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Debtors, the Owned Real Property and the Leased Real Property and the current uses thereof by the Debtors and their respective Subsidiaries comply in all respects with applicable Laws, other than any such noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No taking has been commenced or, the knowledge of the Debtors, is contemplated with respect to all or any portion of any Owned Real Property or Leased Real Property, other than any taking that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.16. Arm’s-Length. Each Debtor acknowledges and agrees that the Backstop Providers are acting solely in the capacity of arm’s-length contractual counterparties to the Debtors with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as financial advisors or fiduciaries to, or agents of, the Debtors. Additionally, the Backstop Providers are not advising the Debtors as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Each Debtor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Backstop Providers shall have no responsibility or liability to any Debtor with respect thereto. Any review by the Backstop Providers of the Debtors or the transactions contemplated hereby will be performed solely for the benefit of the Backstop Providers and shall not be on behalf of the Debtors.

3. Representations and Warranties of the Backstop Providers. Each Backstop Provider, severally and not jointly, hereby represents and warrants to the Debtors as set forth below. Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date hereof and as of the Effective Date:

3.1. Organization of Such Backstop Provider. Such Backstop Provider is duly organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now conducted.

3.2. Authority; No Conflict.

(a) Such Backstop Provider (i) has the requisite corporate, partnership or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement, and (B) to perform and consummate the transactions contemplated hereby and thereby, and (ii) has taken all necessary corporate, partnership or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery of this Agreement, and (y) the performance and consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Backstop Provider. This Agreement constitutes the legal, valid and binding obligation of such Backstop Provider, enforceable against such Backstop Provider in accordance with its terms.

(b) Neither the execution and delivery by such Backstop Provider of this Agreement nor the performance or consummation by such Backstop Provider of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Backstop Provider;

(ii) contravene, conflict with, or result in a violation of, any pending or existing Law or Order to which such Backstop Provider, or any of the properties, assets, rights or interests owned or used by such Backstop Provider, may be subject; or

(iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Contract to which such Backstop Provider is a party or which any of such Backstop Provider’s properties, assets, rights or interests are bound;

except, in the case of clauses (ii) and (iii) above, where such occurrence, event or result would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Provider’s performance or consummation of its obligations under this Agreement.

Except (x) for Consents which have been obtained, notices which have been given and filings which have been made, and (y) where the failure to give any notice, obtain any Consent or make any filing would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, such Backstop Provider is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery by such Backstop Provider of this Agreement or the consummation or performance by such Backstop Provider of any of the transactions contemplated hereby or thereby.

3.3. Backstop Shares Not Registered. Such Backstop Provider understands that none of the Backstop Shares or the Commitment Fee Shares has been registered under the Securities Act. Such Backstop Provider also understands that the Backstop Shares and the Commitment Fee Shares are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration provided under Section 4(2) of the Securities Act, based in part upon such Backstop Provider’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

3.4. Acquisition for Own Account. Such Backstop Provider is acquiring the Backstop Shares and the Commitment Fee Shares for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment and not with a present view toward distribution, within the meaning of the Securities Act.

3.5. Accredited Investor. Such Backstop Provider is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that such Backstop Provider is capable of evaluating the merits and risks of its investment in the Backstop Shares. Such Backstop Provider understands and is able to bear any economic risks of such investment. Such Backstop Provider acknowledges that the Company will rely upon the truth and accuracy of the representations and warranties contained in this Section 3.5 as well as any Questionnaires submitted by the Backstop Providers in connection with the transactions described in this Agreement. No Backstop Provider has used or will use any form of general solicitation or general advertising in connection with the Rights Offering or sale of the New Common Stock.

3.6. Access to Information. Such Backstop Provider acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Debtors and to obtain additional information that it has requested to verify the accuracy of the information contained herein.

3.7. Brokers or Finders. Such Backstop Provider has not, and its Representatives have not, incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement for which the Debtors may be liable.

3.8. Proceedings. There are no pending, outstanding or, to the knowledge of such Backstop Provider, threatened Proceedings against such Backstop Provider that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of such Backstop Provider to consummate the transactions contemplated by this Agreement.

3.9. Sufficiency of Funds. On the Backstop Funding Deadline, such Backstop Provider will have available Junior DIP Loans and/or cash sufficient to pay the aggregate Exercise Price for the Backstop Shares to be purchased by such Backstop Provider in accordance with Section 1.2(b) hereof.

3.10. Arm’s-Length. Each Backstop Provider acknowledges and agrees that the Debtors are acting solely in the capacity of arm’s-length contractual counterparties to the Backstop Providers with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as financial advisors or fiduciaries to, or agents of, the Backstop Providers or any other Person. Additionally, the Debtors are not advising the Backstop Providers or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Backstop Providers shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby and, except for the indemnification provisions set forth in Section 8 hereof, the Debtors shall have no responsibility or liability to the Backstop Providers with respect thereto. Any review by the Debtors of the transactions contemplated hereby will be performed solely for the benefit of the Debtors and shall not be on behalf of the Backstop Providers.

3.11. No Side Letters. Except as specifically contemplated by the terms of this Agreement, each Backstop Provider represents and warrants that such Backstop Provider has not entered into, and covenants not to enter into, any side letter or oral or other agreement with any Person which affects or relates to the terms of this Agreement, the Plan Support Agreement or the Plan.

4. Covenants of the Debtors. On the terms and subject to the conditions set forth herein, the Debtors hereby, jointly and severally, agree with the Backstop Providers as set forth in this Section 4.

4.1. Agreement Motion and Agreement Order. No later than eight (8) days after the Petition Date, the Debtors shall file a motion and supporting papers (the “Agreement Motion”) seeking an order of the Bankruptcy Court, in form and substance reasonably acceptable to the Requisite Backstop Providers, approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby (the “Agreement Order”), including without limitation, the issuance by the Debtors of the Commitment Fee Shares, and the payment of the Break-Up Fee and the Transaction Expenses on the terms set forth herein, and the indemnification provisions in favor of the Indemnified Parties set forth herein; provided, that the signature pages, exhibits and schedules to any copies of this Agreement that are filed with the Bankruptcy Court shall be redacted so as not to disclose the Backstop Pro Rata Amounts, the Backstop Oversubscription Amounts, and the Backstop Commitment Amount of each Backstop Provider. The Debtors agree that they shall use their commercially reasonable efforts to (a) fully support the Agreement Motion and any application seeking Bankruptcy Court approval and authorization to pay the fees and expenses under this Agreement, including the Transaction Expenses, the Commitment Fee Shares and the Break-Up Fee, as an administrative expense of the Debtors’ estates, and (b) obtain entry of the Agreement Order as soon as practicable after the Petition Date, in any event no later than thirty-five (35) days after the Petition Date. In addition, no later than eight (8) days after the Petition Date, the Company shall file a motion with the

Bankruptcy Court seeking approval for certain procedures related to the pre-screening of Accredited Investors for purposes of the Rights Offering (the “Procedures Motion”), which motion, proposed form of order and related procedures shall each be in form and substance reasonably satisfactory to the Requisite Backstop Providers, and exercise commercially reasonable efforts to obtain a Final Order of the Bankruptcy Court approving the Procedures Motion no later than thirty-five (35) days after the Petition Date.

4.2. Rights Offering. The Debtors shall promptly provide copies of all documents, instruments, agreements and other materials (including, without limitation, the subscription forms and Questionnaires) to be entered into by, delivered or distributed to, the Rights Offering Participants and/or the Backstop Providers or otherwise used in connection with the Rights Offering (the “Rights Offering Documentation”) for review and comment by the Backstop Providers prior to any such delivery, distribution or use. Any comments received by the Debtors from the Backstop Providers or their respective Representatives with respect to the Rights Offering Documentation shall be considered by them in good faith and, to the extent practical, they shall inform the Backstop Providers of any such comments with which the Debtors disagree and discuss the same with the Backstop Providers prior to entering into, delivering, distributing or any such Rights Offering Documentation.

4.3. Conditions Precedent. The Debtors shall use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 6.1 hereof (including, without limitation, procuring and obtaining all Consents, authorizations and waivers of, making all filings with, and giving all notices to, third parties which may be necessary or required on its part in order to effect the transactions contemplated herein).

4.4. Notification. The Debtors shall: (a) on request by any of the Backstop Providers, notify such Backstop Provider, or cause the Subscription Agent to notify such Backstop Provider, of the aggregate number of Subscription Rights known by the Debtors or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be, and (b) following the Rights Offering Deadline, timely comply with its obligations under Sections 1.1(c) and (d) hereof.

4.5. Use of Proceeds. The Debtors shall apply the Proceeds solely as expressly provided for in the Plan.

4.6. Access. Promptly following the Execution Date, each of the Debtors will, and will use commercially reasonable efforts to cause its employees, officers, directors, accountants, attorneys and other advisors (collectively, “Representatives”) to, provide each of the Backstop Providers and its Representatives with reasonable access, upon reasonable prior notice, during normal business hours, and without any material disruption to the conduct of the Debtors’ business, to officers, management and key employees and other Representatives of any of the Debtors and to assets, properties, contracts, books, records and any other information concerning the business and operations of any of the Debtors as any of the Backstop Providers or any of its Representatives may reasonably request.

4.7. Exit ABL Facility. The Debtors shall promptly provide copies of all drafts and final execution copies of all documents, instruments, agreements and other materials to be entered into, delivered or otherwise used in connection with the Exit ABL Facility (the “Exit Facility Documentation”) for review and comment by the Backstop Providers. Any comments received by the Debtors from the Backstop Providers or their respective Representatives with respect to the Exit Facility Documentation shall be considered by the Debtors in good faith and, to the extent reasonably practicable, they shall inform the Backstop Providers of any such comments with which the Debtors disagree and discuss the same with the Backstop Providers prior to entering into, delivering or using any such Exit Facility Documentation. The Debtors shall comply, in a timely manner, with all of the terms, conditions and covenants contained in the Exit Facility Documentation. The Backstop Providers will not disclose to any person (other than legal, accounting and financial advisors who have a need to know such information in order to render their advisory services and who are bound by confidentiality restrictions regarding the disclosure and use of such information) any Exit Facility Documentation.

4.8. Plan Support Agreement. The Debtors shall comply with all the covenants and provisions contained in the Plan Support Agreement.

5. Covenants of the Backstop Providers. Each of the Backstop Providers hereby agrees, severally and not jointly, with the Debtors, that each such Backstop Provider shall use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent applicable to such Backstop Provider set forth in Section 6.2 hereof; provided, however, that nothing contained in this Section 5 shall obligate the Backstop Providers to waive any right or condition under this Agreement. Each Backstop Provider shall promptly provide the Company with such information as the Company reasonably requests regarding such Backstop Provider which is required to be included in the Disclosure Statement pursuant to applicable Law.

6. Conditions to Closing.

6.1. Conditions Precedent to Obligations of the Backstop Providers. The obligations of each of the Backstop Providers to subscribe for and purchase Backstop Shares pursuant to their respective Backstop Commitments shall be subject to the satisfaction (or waiver by each of the Non-Defaulting Backstop Providers) of each of the following conditions prior to or on the Effective Date:

(a) Plan Support Agreement. The Plan Support Agreement shall remain in effect.

(b) Plan. The Plan, as confirmed by a Final Order of the Bankruptcy Court, shall be consistent in all material respects with the Plan Support Agreement, the Plan Term Sheet and with this Agreement and otherwise reasonably acceptable to the Debtors and the Requisite Backstop Providers.

(c) Disclosure Statement. The Disclosure Statement shall be consistent in all material respects with the terms set forth in the Plan Support Agreement and this Agreement otherwise reasonably acceptable to the Requisite Backstop Providers.

(d) Disclosure Statement Order. The Bankruptcy Court shall have entered the order approving the Disclosure Statement (the “Disclosure Statement Order”), the Disclosure Statement Order shall be in form and substance reasonably acceptable to the Requisite Backstop Providers, and the Disclosure Statement Order shall be a Final Order.

(e) Agreement Order. The Bankruptcy Court shall have entered the Agreement Order and a Final Order approving the Procedures Motion, and each such order shall be consistent in all material respects with this Agreement and otherwise be in form and substance reasonably acceptable to the Requisite Backstop Providers, and each such order shall be a Final Order.

(f) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, the Confirmation Order shall be in form and substance consistent in all material respects with this Agreement and the Plan Support Agreement and otherwise reasonably acceptable to the Requisite Backstop Providers, and the Confirmation Order shall be a Final Order. Without limiting the generality of the foregoing, the Confirmation Order shall contain the following specific findings of fact, conclusions of law and orders: (i) the issuance of the Backstop Shares and the Commitment Fee Shares are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to section 1145(a) of the Bankruptcy Code or Section 4(2) of the Securities Act; (ii) the solicitation of acceptance or rejection of the Plan by the Backstop Providers and any of their respective Related Persons (if any such solicitation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Backstop Providers and any of their respective Related Persons are entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code; and (iii) the participation by the Backstop Providers and any of their respective Related Persons in the offer, issuance, sale or purchase of any security offered or sold under the Plan (if any such participation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Backstop Providers and any of their respective Related Persons are entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code.

(g) DIP Facilities. None of the Debtors shall have breached the Junior DIP Facility (without giving effect to any amendment, modification or supplement after the date hereof) and each of the representations and warranties of the Debtors in Junior DIP Facility shall be true and correct in all material respects (other than those representations and warranties that are qualified by “materiality” or “Material Adverse Effect”, which shall be true and correct in all respects) at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(h) Conditions to Confirmation. The conditions to confirmation of the Plan and the conditions to the Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing, which Effective Date shall not be later than the earlier of (i) October 1, 2011, and (ii) the fifteenth (15th) calendar day following the entry of an order confirming the Plan.

(i) Rights Offering. The Rights Offering shall have been conducted and consummated in accordance with this Agreement.

(j) Definitive Documents. All documents relating to the Exit ABL Facility and the Organizational Documents of the Reorganized Debtors, and all documents related to the Plan, shall have been executed and delivered by the parties thereto, and such documents shall be consistent in all material respects with the terms set forth in this Agreement and otherwise reasonably acceptable to the Requisite Backstop Providers.

(k) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the Backstop Providers or the Debtors which makes the consummation of the transactions contemplated by this Agreement illegal, void or rescinded.

(l) Notices and Consents. All governmental and third party notifications, filings, waivers, authorizations and Consents necessary or required for the consummation of the transactions contemplated by this Agreement, if any, shall have been made or received and shall be in full force and effect.

(m) Representations and Warranties. Each of the representations and warranties of the Debtors in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by “materiality” or “Material Adverse Effect”, which shall be true and correct in all respects) at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(n) Covenants. Each of the Debtors shall have complied in all material respects with all covenants in this Agreement.

(o) Commitment Fee Shares. No portion of the Commitment Fee Shares shall have been required to be repaid or otherwise subject to disgorgement to the Debtors or any other Person.

(p) Transaction Expenses. The Debtors shall have paid all Transaction Expenses that have accrued and remain unpaid as of the Effective Date in accordance with the terms of this Agreement, and no Transaction Expenses shall be required to be repaid or otherwise subject to disgorgement to the Debtors or any other Person.

(q) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, occurrence, development, circumstance or change of fact that has had, or would reasonably be expected to have, a Material Adverse Effect; provided, however, that the Debtors shall have three (3) Business Days after delivery of written notice from the Backstop Providers or their counsel to remedy such event, change, effect, occurrence, development, circumstance or change of fact so that it no longer has or would reasonably be expected to have a Material Adverse Effect.

(r) Purchase Notice. The Backstop Providers shall have received a Purchase Notice in accordance with Section 1.1(d) hereof from the Company.

(s) No Registration; Compliance with Securities Laws. No Proceeding shall be pending or threatened by any Governmental Body that alleges that the issuance of the Backstop Shares and Commitment Fee Shares are not exempt from the registration requirements of Section 5 of the Securities Act.

(t) Valid Issuance. The Backstop Shares and the Commitment Fee Shares shall be, upon payment of the aggregate purchase price as provided herein, validly issued, fully paid, non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(u) Officer’s Certificate. The Backstop Providers shall have received on and as of the Effective Date a certificate of the chief executive officer, chief financial officer or chief accounting officer of the Debtors confirming that the conditions set forth in Sections 6.1(m), 6.1(n) and 6.1(q) hereof have been satisfied.

(v) Exit ABL Facility. The Debtors shall have entered into and consummated the transactions contemplated by the Exit ABL Facility and the Exit Facility Documentation shall contain terms and conditions materially consistent with the Plan and shall otherwise be in form and substance reasonably satisfactory to the Requisite Backstop Providers.

(w) Assumption of Agreement. The Debtors shall have assumed this Agreement pursuant to section 365 of the Bankruptcy Code.

(x) Pension Plan. Either (i) the Debtors shall have obtained a Final Order of the Bankruptcy Court terminating its qualified pension plan (the “Pension Plan”), which order shall be reasonably satisfactory to the Debtors and the Requisite Backstop Providers, or (ii) the treatment of the Pension Plan shall otherwise be reasonably satisfactory to the Requisite Backstop Providers.

6.2. Conditions Precedent to Obligations of the Company. The obligations of the Company to issue and sell the Backstop Shares to each of the Backstop Providers pursuant to Section 1.2(d) hereof are subject to the following conditions precedent, each of which may be waived in writing by the Company:

(a) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall be a Final Order.

(b) Agreement Order. The Bankruptcy Court shall have entered the Agreement Order and the Agreement Order shall be a Final Order.

(c) Conditions to Confirmation. The conditions to confirmation of the Plan and the conditions to the Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing.

(d) Rights Offering. The Rights Offering shall have been consummated or shall be consummated simultaneously with the Closing.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the Backstop Providers or the Debtors which makes the consummation of the transactions contemplated by this Agreement illegal, void or rescinded.

(f) Representations and Warranties; Covenants. (i) Each of the representations and warranties of the Backstop Providers in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by “materiality” or “Material Adverse Effect”, which shall be true and correct in all respects) at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) each of the Backstop Providers shall have complied in all material respects with all covenants in this Agreement.

7. Termination.

(a) Unless earlier terminated in accordance with the terms of this Agreement, this Agreement and the Backstop Commitments contemplated hereby shall terminate automatically and immediately, without a need for any further action on the part of (or notice provided to) any Person:

(i) upon the earlier to occur of (A) October 1, 2011 and (B) the date of termination of the Plan Support Agreement; and

(ii) at midnight, New York City time, on the thirty-fifth (35th) day after the Petition Date if the Agreement Order has not been entered by the Bankruptcy Court (such date with respect to subsections (i) and (ii) hereof, the “Termination Date”).

(b) This Agreement and the Backstop Commitments contemplated hereby may be terminated and the transactions contemplated hereby may be abandoned at any time by the Requisite Backstop Providers upon the giving of three (3) Business Days’ written notice of termination to the Debtors at any time following the happening, the existence or the occurrence of:

(i) a material breach by any Debtor of its obligations under this Agreement which remains uncured for three (3) Business Days following written notice from the Requisite Backstop Providers or their counsel; or

(ii) the occurrence of an Agreement Termination Event without giving effect to any waivers of an Agreement Termination Event provided under the Plan Support Agreement (all such Agreement Termination Events being incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the Agreement Termination Events shall be made so that the Agreement Termination Events can be applied in a logical manner in this Agreement, including without limitation, the substitution of “Required Backstop Providers” for “Required Principal Holders”)).

(c) This Agreement and the Backstop Commitments contemplated hereby may be terminated at any time by the Debtors upon written notice to the Backstop Providers if the Debtors determine in good faith after consultation with counsel that doing so is necessary to comply with their, or their directors’ or officers’ fiduciary obligations under applicable Law (the “Fiduciary Out”).

(d) The Backstop Commitment of WC (as defined in the Plan Term Sheet) may be terminated upon receipt of written notice from WC to the Debtors and the other Backstop Providers upon any amendment to the Plan Term Sheet, or upon any term of any of the Restructuring Documents or the MSA (each, as defined in the Plan Term Sheet) being (whether due to an order of the Bankruptcy Court or otherwise) inconsistent, in a manner adverse to WC, with the following, as set forth in the Plan Term Sheet: (i) the number of WC Directors (as defined in the Plan Term Sheet), the size of the Board of Directors of the Company or the classification or the initial terms of such WC Directors, or (ii) the number of Shares of New Common Stock that WC is entitled to receive on the Effective Date in connection with the MSA, or (iii) the amount, manner or timing of payment of the annual management fee payable to WC under the MSA, or (iv) any material change in the services to be provided thereunder, each as contemplated in the section entitled “WC Post-Emergence Management Services and Fees” of the Plan Term Sheet. Following the receipt of any such termination notice by WC, WC agrees that it shall not prevent, interfere with or delay efforts by the Debtors or the Backstop Providers to replace WC’s Backstop Commitment or to obtain a Third Party Backstop Provider.

(e) This Agreement and the Backstop Commitments contemplated hereby may be terminated at any time by the Requisite Backstop Providers upon written notice to the Debtors:

(i) upon the occurrence of a Competing Transaction Event;

(ii) upon the specific approval by the Board of Directors of the Company of the entry into by any of the Debtors of a binding agreement providing for, or the filing by the Debtors of a motion with the Bankruptcy Court seeking approval to pursue, a Competing Transaction; or

(iii) if immediately prior to the Effective Date there are any Default Shares which are not purchased (including by conversion of Junior DIP Loans) pursuant to this Agreement.

(f) This Agreement and the Backstop Commitments contemplated hereby may be terminated at any time by written consent of the Debtors and the Requisite Backstop Providers.

(g) In the event of termination of this Agreement in accordance with this Section 7, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Sections 1.3, 1.4, 1.5, 7, 8, 9, 11 and 12 hereof (and any defined terms used in any such Sections), and other than in respect of any liability of any party for any breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination).

(h) Each Debtor hereby acknowledges and agrees and shall not dispute that after the Petition Date, the giving of valid notice of termination by the Backstop Providers pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Debtor hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

8. Indemnification.

(a) Whether or not the transactions contemplated by this Agreement are consummated, the Debtors hereby agree, jointly and severally, to indemnify and hold harmless each of the Backstop Providers and each of their respective Affiliates, stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors and controlling persons (each, in such capacity, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party as a result of or arising out of or related to this Agreement, the Backstop Commitments, the Rights Offering and/or any of the transactions contemplated by this Agreement, the Backstop Commitments or the Rights Offering, or any breach by any Debtor of any of its representations, warranties and/or covenants set forth in this Agreement, or any claim, litigation, investigation or Proceeding relating to any of the foregoing, regardless of whether any such Indemnified Party is a party thereto, and to reimburse each such Indemnified Party for the reasonable and documented legal or other out-of-pocket costs and expenses as they are incurred in connection with investigating, monitoring, responding to or defending any of the foregoing; provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to (i) losses, claims, damages, liabilities or expenses to the extent that they directly result from a breach by the related Backstop Provider of such Backstop Provider’s obligations under this Agreement, or any act by the related Backstop Provider of bad faith, gross negligence or willful misconduct, each as determined by a final decision by a court of competent jurisdiction, and (ii) any punitive, exemplary or special damages unless such Indemnified Party is required to pay such damages to a third party, as determined by a final, non-appealable decision by a court of competent jurisdiction. The terms set forth in this Section 8 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The indemnity and reimbursement obligations of the Debtors under this Section 8 are in addition to, and do not limit, the Debtors’ obligations under Sections 1.4, and 1.5 hereof.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any claim, litigation, investigation, Proceeding or other action with respect to which such Indemnified Party may be entitled to indemnification hereunder (“Actions”), such Indemnified Party will, if a claim is to be made hereunder against the Debtors in respect thereof, notify the Debtors in writing of the commencement thereof; provided, that (i) the omission so to notify the Debtors will not relieve the Debtors from any liability that they may have hereunder except to the extent they have been actually and materially prejudiced by such failure and (ii) the omission so to notify the Debtors will not relieve the Debtors from any liability that they may have to an Indemnified Party otherwise than on account of this Section 8. In case any such Actions are brought against any Indemnified Party and such Indemnified Party notifies the Debtors of the commencement thereof, the Debtors will be entitled to participate in such Actions, and, to the extent that Debtors elect by written notice delivered to such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, provided, that if the defendants in any such Actions include both such Indemnified Party and the Debtors and such Indemnified Party shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Debtors, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Actions on behalf of such Indemnified Party. Following the date of receipt of such indemnification commitment from the Debtors and notice from the Debtors to such Indemnified Party of its election so to assume the defense of such Actions and approval by such Indemnified Party of counsel, the Debtors shall not be liable to such Indemnified Party for expenses incurred by such Indemnified Party in connection with the defense thereof after such date (other than reasonable costs of investigation and monitoring) unless (x) such Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence or (y) the Debtors shall have authorized in writing the employment of counsel for such Indemnified Party.

(c) The Debtors shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened Actions in respect of which indemnity has been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability on the claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

9. Survival of Representations and Warranties. Notwithstanding any investigation at any time made by or on behalf of any party hereto with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any representation or warranty made by or on behalf of any party hereto, all representations and warranties contained in this Agreement and in the certificate delivered pursuant to Section 6.1(u) hereof shall survive the execution, delivery and performance of this Agreement.

10. Amendments and Waivers. Any term of this Agreement may be amended or modified and the compliance with any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by the Requisite Backstop Providers and the Debtors, or in the case of a waiver, by the party waiving compliance; provided, however, that Schedule 1 hereto may only be amended in accordance with the terms of Sections 1.1(b) and 12.1 hereof; provided, further, (a) that any change in the definition of

Requisite Backstop Providers or to the aggregate Backstop Commitment Amounts listed on Schedule 1 other than in accordance with Sections 1.1(b) and 12.1 shall require the written consent of each Backstop Provider, and (b) any change, modification or amendment to this Agreement or the Plan that materially adversely affects the economic recoveries of any Backstop Provider, as compared to the recoveries expected from the Plan Term Sheet as of the date hereof, may not be made without the written consent of each adversely affected Backstop Provider. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

11. Notices, etc. Except as otherwise provided in this Agreement, all demands, notices, requests, consents and other communications under this Agreement shall be in writing, sent contemporaneously to all of the notice parties set forth below (unless otherwise stated in the Agreement) and deemed given when delivered, if delivered by hand or upon confirmation of transmission, if delivered by facsimile, or if no response to the effect that an email cannot be delivered to the sender is received within 2 hours, if delivered by email, during standard business hours (from 8:00 A.M. to 6:00 P.M. at the place of receipt) at the addresses and facsimile numbers set forth below:

(a) if to a Backstop Provider, to the mailing address, facsimile number or email address set forth on Schedule 1 hereto or to such other mailing address, facsimile number or email address as such Backstop Provider shall have furnished to the Debtors in writing, with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038

Attention:	Kristopher M. Hansen, Esq.
-and-
Brett Lawrence, Esq.
Fax:	(212) 806-6006
Email:	khansen@stroock.com
-and-
blawrence@stroock.com

and:

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, CA 90071-1560

Attention:	Thomas B. Walper, Esq.
Fax:	(213) 683-5193
Email:	thomas.walper@mto.com

and:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036

Attention:	Ira S. Dizengoff, Esq.
Fax:	(212) 872-1002
Email:	idizengoff@AkinGump.com

(b) If to the Debtors, at:

Harry & David
2500 South Pacific Highway
Medford, OR 97501-2675

Attention:	Kay Hong
Interim Chief Executive Officer
Fax:	(541) 864-2742
Email:	KHong@alvarezandmarsal.com

with a copy to:

Jones Day
77 West Wacker
Chicago, IL 60601-1692

Attention:	Brad Erens, Esq. and Brad Brasser, Esq.
Fax:	(312) 782-8585
Email:	bberens@jonesday.com
-and-
bcbrasser@jonesday.com

12. Miscellaneous.

12.1. Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of all of the other parties hereto. Notwithstanding the immediately preceding sentence, any Backstop Provider’s rights, obligations or interests hereunder may be freely assigned, delegated or transferred, in whole or in part, by such Backstop Provider, with prior written notice given to (but not the consent of) the Debtors, to (a) any other Backstop Provider, (b) any controlled Affiliate of a Backstop Provider or (c) any Related Fund of a Backstop Provider; provided, that any such assignee assumes the obligations of the assigning Backstop Provider hereunder and agrees in writing prior to such assignment to be bound by the terms hereof in the same manner as the assigning Backstop Provider. Following any assignment described in the immediately preceding sentence, Schedule 1 hereto shall be updated by the Debtors (in consultation with the assigning Backstop Provider and the assignee) solely to reflect the name and address of the applicable assignee or assignees and the Backstop Commitment Amount that shall apply to such assignee or assignees, and any changes to the Backstop Commitment Percentage applicable to the assigning Backstop Provider. Any update to Schedule 1 hereto described in the immediately preceding sentence shall not be deemed an amendment to this Agreement. Notwithstanding the foregoing or any other provisions herein, except with respect to an assignment to an existing Backstop Provider, no such assignment will relieve the assigning Backstop Provider of its obligations hereunder if any such assignee fails to perform such obligations.

12.2. Severability. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination of invalidity, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.3. Entire Agreement. Except as expressly set forth herein, this Agreement and the Plan Support Agreement constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

12.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) will be effective as delivery of a manually executed counterpart of this Agreement.

12.5. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

12.6. Submission to Jurisdiction. Each party to this Agreement hereby (a) consents to submit itself to the personal jurisdiction of the federal court of the Southern District of New York or any state court located in New York County, State of New York in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, and (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal court of the Southern District of New York or any state court located in New York County, State of New York; provided, however, that during the pendency of the Chapter 11 Cases, all such actions shall be brought in the Bankruptcy Court.

12.7. Waiver of Trial by Jury; Waiver of Certain Damages. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by Law, each party hereto hereby waives any right which it may have to claim or recover in any action or claim referred to in the immediately preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages unless such party is required to pay such damages to a third party. Each of the Debtors (a) certifies that none of the Backstop Providers nor any Representative of any of the Backstop Providers has represented, expressly or otherwise, that the Backstop Providers would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Agreement, the Backstop Providers are relying upon, among other things, the waivers and certifications contained in this Section 12.7. Each of the Backstop Providers (i) certifies that none of the Debtors nor any Representative of any of the Debtors has represented, expressly or otherwise, that the Debtors would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into this Agreement, the Debtors are relying upon, among other things, the waivers and certifications contained in this Section 12.7.

12.8. Further Assurances. From time to time after the date of this Agreement, the parties hereto will execute, acknowledge and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the transactions contemplated by this Agreement.

12.9. Specific Performance. The Debtors and the Backstop Providers acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, the Debtors and the Backstop Providers agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each of the Debtors and the Backstop Providers hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

12.10. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

12.11. Interpretation; Rules of Construction. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference is to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (d) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any regulation, holding, rule of construction or Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

12.12. Several, Not Joint, Obligations. The representations, warranties, covenants and other obligations of the Backstop Providers under this Agreement are, in all respects, several and not joint, such that no Backstop Provider shall be liable or otherwise responsible for any representations, warranties, covenants or other obligations of any other Backstop Provider, or any breach or violation thereof.

12.13. Disclosure. Unless otherwise required by applicable Law, the Debtors will not, without each of the Backstop Providers’ prior written consent, disclose to any Person any of the information set forth on Schedule 1 hereto, other than to the Debtors’ Representatives, in each case in connection with the transactions contemplated hereby and subject to their agreement to be bound by the confidentiality provisions hereof; provided, however, that (a) each Backstop Provider agrees to permit disclosure in the Disclosure Statement and any filings by the Debtors with the Bankruptcy Court regarding the aggregate Backstop Commitment Amounts and (b) the Debtors may disclose the identities of the parties hereto and the Debtors may refer generally to Affiliates of each of the entities listed in Schedule 1 hereto as being the Backstop Providers in pleadings filed with the Bankruptcy Court.

12.14. No Recourse Party. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Backstop Providers and the Debtors may be partnerships or limited liability companies, the Debtors and the Backstop Providers covenant, agree and acknowledge that no recourse under this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, limited partners, general partners (other than general partners, if any, of the Backstop Providers, but not any other general partner of any other Person), members, managers, employees, stockholders or equity holders of any Backstop Provider or the Debtors, or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders or equity holders of any of the foregoing, as such (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Backstop Provider or any Debtor under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation; provided, that nothing in this Section 12.14 shall relieve the Debtors or the Backstop Providers of their obligations under this Agreement.

12.15. Settlement Discussions. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce the terms of this Agreement.

12.16. No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and other than (a) the Indemnified Parties with respect to Section 8 hereof and (b) the No Recourse Parties with respect to Section 12.14 hereof.

13. Definitions.

13.1. Certain Defined Terms. As used in this Agreement the following terms have the following respective meanings:

Actions: has the meaning given to such term in Section 8(b) hereof.

Adjusted Commitment Percentage: means, with respect to any Non-Defaulting Backstop Provider, a percentage expressed as a fraction, the numerator of which is the Backstop Commitment Amount of such Non-Defaulting Backstop Provider and the denominator of which is the aggregate Backstop Commitment Amount of all Non-Defaulting Backstop Providers.

Affiliate: means, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

Aggregate Backstop Commitment Shares: has the meaning given to such term in Section 1.1(c) hereof.

Aggregate Oversubscription Amount: has the meaning given such term in Section 1.1(b)(iii) hereof.

Agreement: has the meaning given to such term in the preamble hereof.

Agreement Motion: has the meaning given to such term in Section 4.1 hereof.

Agreement Order: has the meaning given to such term in Section 4.1 hereof.

Agreement Termination Event: has the meaning given to such term in the Plan Support Agreement as in effect on the date of this Agreement.

Approvals: means all approvals and authorizations that are required under the Bankruptcy Code for the Debtors to take corporate action.

Available Shares: has the meaning given to such term in the recitals hereof.

Backstop Commitment: means, with respect to any Backstop Provider, the commitment of such Backstop Provider, subject to the terms and conditions set forth in this Agreement, to purchase Backstop Commitment Shares pursuant to, and on the terms set forth in, Section 1.2(a) hereof.

Backstop Commitment Amount: means, with respect to any Backstop Provider, the sum of the Backstop Pro Rata Amount plus the Backstop Oversubscription Amount for such Backstop Provider as set forth opposite the name of such Backstop Provider under the heading “Backstop Commitment Amount” in “Column D” on Schedule 1 hereto, as such amount may be modified from time to time in accordance with the terms hereof.

Backstop Commitment Shares: has the meaning given to such term in Section 1.2(a) hereof.

Backstop Default: has the meaning given to such term in Section 1.2(c) hereof.

Backstop Funding Deadline: means five (5) days following the date the Confirmation Order is entered by the Bankruptcy Court.

Backstop Oversubscription Amount: means, for each Backstop Provider, the amount listed under the heading “Backstop Oversubscription Amount” in “Column C” on Schedule 1 hereto for such Backstop Provider, as such amount may be modified from time to time in accordance with the terms hereof.

Backstop Pro Rata Amount: means, for each Backstop Provider, the amount listed under the heading “Backstop Pro Rata Amount” in “Column B” on Schedule 1 for such Backstop Provider, as such amount may be modified from time to time in accordance with the terms hereof.

Backstop Provider(s): has the meaning given to such term in the preamble hereof.

Backstop Shares: has the meaning given to such term in Section 1.2(c) hereof.

Bankruptcy Code: has the meaning given to such term in the recitals hereof.

Bankruptcy Court: has the meaning given to such term in the recitals hereof.

Bankruptcy Rules: means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases and/or the transactions contemplated by this Agreement, and any Local Rules of the Bankruptcy Court.

Break-Up Fee: has the meaning given to such term in Section 1.5 hereof.

Business Day: means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.

Chapter 11 Cases: has the meaning given to such term in the recitals hereof.

Closing: has the meaning given to such term in Section 1.2(d) hereof.

Commission: means the U.S. Securities and Exchange Commission or any successor agency.

Commitment Fee Shares: has the meaning given to such term in Section 1.3 hereof.

Company: has the meaning given to such term in the preamble hereof.

Competing Transaction: has the meaning given to such term in the Plan Support Agreement.

Competing Transaction Event: means the entry into by any of the Debtors of a binding agreement providing for, or the filing by the Debtors of a motion with the Bankruptcy Court seeking approval to pursue, a Competing Transaction.

Confirmation Order: means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Consent: means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Body or other Person.

Contract: means any agreement, contract, obligation, promise, undertaking or understanding, whether written or oral.

Conversion Amount: has the meaning given to such term in Section 1.2(b) hereof.

Debtor IP Rights: has the meaning given to such term in Section 2.7 hereof.

Debtors: has the meaning given to such term in the recitals hereof.

Default Purchase Right: has the meaning given to such term in Section 1.2(c) hereof.

Default Shares: has the meaning given to such term in Section 1.2(c) hereof.

Defaulting Backstop Provider: has the meaning given to such term in Section 1.2(c) hereof.

DIP Facilities: means the Senior DIP Facility and the Junior DIP Facility.

Disclosure Statement: means the disclosure statement that relates to the Plan, as such disclosure statement may be amended, modified or supplemented (including all exhibits and schedules annexed thereto or referred to therein).

Disclosure Statement Order: has the meaning given to such term in Section 6.1(d) hereof.

Discounted Equity Value: means the Equity Value multiplied by 0.75.

Effective Date: means the first Business Day on which all conditions to the “Effective Date” set forth in the Plan have been satisfied or waived, and no stay of the Confirmation Order is in effect.

Encumbrance: means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Environmental Laws: means all applicable Laws and Orders relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Uniform Safety Act, as amended (49 U.S.C. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Oil Pollution Act of 1990, as amended (33 U.S.C. § 2701 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and their state, municipal and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

Equity Value: means $100 million.

Exchange Act: means the Securities Exchange Act of 1934 and the rules promulgated pursuant thereto.

Exchange Act Documents: has the meaning given to such term in Section 2.14 hereof.

Exchange Documentation: has the meaning given to such term in Section 1.2(b) hereof.

Execution Date: has the meaning given to such term in Section 1.4 hereof.

Exercise Deadline: means the deadline fixed for voting on the Plan to subscribe for Rights Offering Shares.

Exercise Price: means $75.00 per share.

Exit ABL Facility: means the $100 million Exit ABL Facility to be entered into by the Debtors on the Effective Date on terms and conditions that are, in form and substance, reasonably satisfactory to the Requisite Backstop Providers.

Exit Facility Documentation: has the meaning given to such term in Section 4.8 hereof.

Fiduciary Out: has the meaning given to such term in Section 7(c) hereof.

Final Order: means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases, which has not been reversed, vacated or stayed and as to which the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending.

Financial Statements: has the meaning given to such term in Section 2.13 hereof.

Governmental Body: means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body.

Indemnified Party: has the meaning given to such term in Section 8(a) hereof.

IP Rights: has the meaning given to such term in Section 2.7 hereof.

Junior DIP Facility: means the $55 million Junior Secured SuperPriority Debtor-In-Possession Facility, among the Debtors and the lenders thereto.

Junior DIP Loans: means loans under the Junior DIP Facility.

Law: means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Body.

Leased Real Property: has the meaning given to such term in Section 2.12 hereof.

Material Adverse Effect: means any event, change, effect, occurrence, development, circumstance or change of fact occurring after the date hereof that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Debtors, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, effect, occurrence, development, circumstance or change of fact arising out of or resulting from (a) conditions or effects that generally affect Persons engaged in the industries and markets in which the Debtors operate, (b) general economic conditions in the United States or globally, (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (d) financial, banking, securities, credit or commodities markets, prevailing interest rates, or general capital markets conditions in the United States or globally, (e) changes in U.S. generally accepted accounting principles, (f) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, (g) the filing of the Chapter 11 Cases (but not defaults or violations of the terms of this Agreement) or the effects thereof, including claims made in the Chapter 11 Cases and the provision and other costs thereof, and (h) any action taken or omitted to be taken as contemplated by this Agreement, the Plan or any other matter hereby or thereby contemplated; except in each of clauses (a), (b), (c) and (d) above, if any of the Debtors is disproportionately affected thereby relative to other Persons engaged in the industry in which such Debtor operates.

New Common Stock: means common stock of the Company to be issued pursuant to the Plan.

No Recourse Party: has the meaning given to such term in Section 12.14 hereof.

Non-Defaulting Backstop Provider: has the meaning given to such term in Section 1.2(c) hereof.

Order: means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Body, whether preliminary, interlocutory or final.

Organizational Documents: means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

Owned Real Property: has the meaning given to such term in Section 2.12 hereof.

Pension Plan: has the meaning given to such term in Section 6.1(x) hereof.

Permitted Encumbrances: means (a) Encumbrances for utilities and current taxes not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases, (b) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the purchased assets which do not, individually or in the aggregate, adversely affect the operation of the business, (c) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law (but not restrictions arising from a violation of any such Law), (d) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the ordinary course of business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases and do not result from a breach, default or violation by a Debtor or any of its Subsidiaries of any Contract or Law, (e) such other Encumbrance or title exceptions as the Backstop Providers may approve in writing in their sole discretion or which do not, individually or in the aggregate, materially adversely affect the operation of the business in any material respect and (f) any obligations, liabilities or duties created by this Agreement or the Plan Support Agreement or pursuant to the transactions contemplated hereby or thereby.

Person: means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a Governmental Body.

Petition Date: means the date that the Chapter 11 Cases are commenced.

Plan: has the meaning given to such term in the recitals hereof.

Plan Support Agreement: has the meaning given to such term in the recitals hereof.

Plan Term Sheet: means the Joint Plan of Reorganization Term Sheet attached as an exhibit to the Plan Support Agreement, as amended, supplemented or otherwise modified from time to time with the prior written consent of each of the Backstop Providers.

Principal Holders: has the meaning given to such term in the Plan Support Agreement.

Procedures Motion: has the meaning given to such term in Section 4.1(b) hereof.

Proceeds: means the net cash proceeds from the sale of the Rights Offering Shares from the Rights Offering and the sale of the Backstop Shares pursuant to this Agreement.

Proceeding: means any action, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

Purchase Notice: has the meaning given to such term in Section 1.1(d) hereof.

Questionnaires: means the forms required to be completed by each Rights Offering Participant to determine its status as an accredited investor and/or qualified institutional buyer, as such terms are defined in Rules 501 and 144A promulgated under the Securities Act.

Related Fund: means, with respect to any Backstop Provider, any fund, account or investment vehicle that is controlled or managed by (a) such Backstop Provider, (b) a controlled Affiliate of such Backstop Provider or (c) the same investment manager or advisor as such Backstop Provider or an Affiliate of such investment manager or advisor.

Related Person: means, with respect to any Person, such Person’s current and former Affiliates, members, partners, controlling persons, subsidiaries, officers, directors, managers, principals, employees, agents, managed funds, advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals, together with their respective successors and assigns.

Requisite Backstop Providers: means, as of the applicable reference date, Backstop Providers holding in excess of 66 2/3% of the aggregate Backstop Commitment Amounts of all Backstop Providers.

Reorganized Debtors: means the Company and the other Debtors or any of their respective successors thereto, on or after the Effective Date.

Representatives: has the meaning given to such term in Section 4.6 hereof.

Rights Offering: has the meaning given to such term in the recitals hereof.

Rights Offering Amount: means $55 million.

Rights Offering Deadline: means the deadline fixed for subscribing to the Rights Offering as set forth in the Rights Offering Procedures.

Rights Offering Documentation: has the meaning given to such term in Section 4.2 hereof.

Rights Offering Participants: has the meaning given to such term in the recitals hereof.

Rights Offering Percentage: shall mean the Rights Offering Amount divided by the Discounted Equity Value.

Rights Offering Procedures: has the meaning given to such term in Section 1.1(a) hereof.

Rights Offering Proceeds: means the gross proceeds received from the sale of the Rights Offering Shares in the Rights Offering on or prior to the Rights Offering Deadline (including Exercise Price amounts paid in cash or by conversion of Junior DIP Loans).

Rights Offering Term Sheet: means the Terms of a Rights Offering attached as Exhibit 1 to the Plan Term Sheet, as amended, supplemented or otherwise modified from time to time with the prior written consent of each of the Backstop Providers.

Rights Offering Shares: has the meaning given to such term in the recitals hereof.

Securities Act: means the Securities Act of 1933 and the rules promulgated pursuant thereto.

Senior DIP Facility: means the $100 million Senior Secured Super Priority Debtor-In-Possession Facility, among the Debtors and the lenders thereto.

Subscription Rights: has the meaning given to such term in the recitals hereof.

Subsidiary: means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

Subscription Agent: means the subscription agent retained by the Debtors, which agent shall be reasonably acceptable to the Requisite Backstop Providers, for the purposes of administrating the Rights Offering and Backstop Commitments in accordance with the Plan, the Rights Offering Procedures and the terms hereof, and to serve as escrow agent with respect to the Escrow Account.

Term Sheets: means, collectively, the Plan Term Sheet and the Rights Offering Term Sheet.

Termination Date: has the meaning given to such term in Section 7(a) hereof.

Third Party Backstop Provider: has the meaning given to such term in Section 1.2(c) hereof.

Transaction Expenses: means the reasonable and documented fees (other than the Commitment Fee and the Break-Up Fee), costs, expenses, disbursements and charges of each of the Backstop Providers incurred in connection with or relating to the diligence, negotiation, preparation and/or implementation of the Term Sheets, the Backstop Commitments, the Rights Offering, this Agreement and/or any of the transactions contemplated by any of the foregoing or by the Plan (without duplication of any amounts paid or payable thereunder), and the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement, including but not limited to, the reasonable and documented out-of-pocket fees, costs and expenses of the advisors to the Backstop Providers.

Triggering Event: has the meaning given to such term in Section 1.5 hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

DEBTORS:

HARRY & DAVID HOLDINGS, INC.

By:	/s/ Kay Hong
	Name:	Kay Hong
	Title:	Interim Chief Executive Officer and Chief Restructuring Officer

HARRY AND DAVID

By:	/s/ Kay Hong
	Name:	Kay Hong
	Title:	Interim Chief Executive Officer and Chief Restructuring Officer

HARRY & DAVID OPERATIONS, INC.

By:	/s/ Kay Hong
	Name:	Kay Hong
	Title:	Interim Chief Executive Officer and Chief Restructuring Officer

BEAR CREEK ORCHARDS, INC.

By:	/s/ Kay Hong
	Name:	Kay Hong
	Title:	Interim Chief Executive Officer and Chief Restructuring Officer

BACKSTOP PROVIDERS:

CC Arbitrage, Ltd. By: Castle Creek Arbitrage LLC, its Investment Manager

By:	/s/ Allan Weine
	Name:	Allan Weine
	Title:	Managing Member

CC ARB SIF I, Ltd. By: Castle Creek Arbitrage LLC, its Investment Manager

By:	/s/ Allan Weine
	Name:	Allan Weine
	Title:	Managing Member

Oppenheimer Distressed Opportunities, LP

By:	/s/ Nicholas W. Tell, Jr.
	Name:	Nicholas W. Tell, Jr.
	Title:	Chief Executive Officer
Fulcrum Strategy, LLC

LC Capital Master Fund, Ltd.

By:	/s/ Richard F. Conway
	Name:	Richard F. Conway
	Title:	Director

Litespeed Master Fund Ltd

By:	/s/ Charles Murphy
	Name:	Charles Murphy
	Title:	Chief Financial Officer

Lloyd I. Miller Trust A-4

By:	/s/ Lloyd I. Miller
	Name:	Lloyd I. Miller
	Title:	Investment Advisor for Lloyd I Miller Trust A-4

Newport Global Credit Fund (Master) LP

By:	/s/ Roger A. May
	Name:	Roger A. May
	Title:	COO

Northeast Investors Trust

By:	/s/ George P. Beal
	Name:	George P. Beal
	Title:	Trustee

Scoggin Capital Management II LLC By: Scoggin LLC its Investment Manager

By:	/s/ Craig Effron
	Name:	Craig Effron
	Title:	President

Scoggin Worldwide Fund, Ltd. By: Old Bellows Partners LP its Investment Manager By: Old Bell Associates LLC its General Partner

By:	/s/ Dev Chodry
	Name:	Dev Chodry
	Title:	Managing Member

Scoggin International Fund, Ltd. By: Scoggin LLC its Investment Manager

By:	/s/ Craig Effron
	Name:	Craig Effron
	Title:	Managing Member

Singer Children’s Management Trust

By:	/s/ Karen Singer
	Name:	Karen Singer
	Title:	Trustee

UBS Securities LLC

By:	/s/ Gregory Cass
	Name:	Gregory Cass
	Title:	Executive Director

2B LLC

By:	/s/ Steve Persky
	Name:	Steve Persky
	Title:	Managing Partner

Investin Pro FMBA Dalton Distressed Debt

By:	/s/ Steve Persky
	Name:	Steve Persky
	Title:	Managing Partner

Dalton Distressed Credit

By:	/s/ Steve Persky
	Name:	Steve Persky
	Title:	Managing Partner

Citigroup Pension

By:	/s/ Steve Persky
	Name:	Steve Persky
	Title:	Managing Partner

Ellen T. Horing

By:	/s/ Steve Persky
	Name:	Steve Persky
	Title:	Managing Partner

Joel D. Tauber

By:	/s/ Steve Persky
	Name:	Steve Persky
	Title:	Managing Partner

Steinberg Joseph S. and Diane H., Trustees

By:	/s/ Steve Persky
	Name:	Steve Persky
	Title:	Managing Partner

Wasserstein Partners, LP

By:	/s/ George Majoros
	Name:	George Majoros
	Title:	President